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                               AGREEMENT OF MERGER
                                       OF
               BAY MICRO COMPUTERS INC., A CALIFORNIA CORPORATION
                                       AND
                  BMC ACQUISITION CORP., A DELAWARE CORPORATION

         THIS AGREEMENT OF MERGER (the "Agreement") dated as of November 12, 1999, is made and entered into by and between Bay Micro Computers Inc., a California corporation dba PC Shopping Planet ("Bay Micro"), and BMC Acquisition Corp., Inc., a Delaware corporation ("Acquisition"), which corporations are sometimes referred to herein as the "Constituent Corporations."

                              W I T N E S S E T H:

         WHEREAS, Bay Micro is a corporation organized and existing under the laws of the State of California and had an authorized capital of 100,000 shares of common stock, no par value per share (the "Bay Micro Common Stock"), of which 1,288 are issued and outstanding, and no shares of preferred stock; and

         WHEREAS, Acquisition is a corporation organized and existing under the laws of the State of Delaware and had an authorized capital of 100,000 shares of common stock, par value $0.001 per share (the "Acquisition Common Stock"), of which one share is issued and outstanding, and no shares of preferred stock; and

         WHEREAS, the respective Boards of Directors of Bay Micro and Acquisition have determined that it is in the best interests of Bay Micro and its shareholders that Acquisition merge with and into Bay Micro (the "Merger"); and

         WHEREAS, the respective Boards of Directors and shareholders of the Constituent Corporations have approved this Agreement and the Merger; and

         WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Acquisition shall be merged into Bay Micro upon the terms and conditions set forth.

                                    ARTICLE I

                                     MERGER

         1.1 MERGER. On the effective date of the Merger (the "Effective Date") as provided herein, Acquisition shall be merged into Bay Micro, the separate existence of Acquisition shall cease and Bay Micro (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of Bay Micro Computers Inc. by virtue of, and shall be governed by, the laws of the State of California.

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                                   ARTICLE II

                    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1 ARTICLES OF INCORPORATION. The name of the Surviving Corporation shall be "Bay Micro Computers Inc." The Articles of Incorporation of the Surviving Corporation as in effect on the date hereof shall be the Articles of Incorporation of Bay Micro (the "Articles of Incorporation") without change.

         2.2 BYLAWS. The Bylaws of the Surviving Corporation as in effect on the date hereof shall be the Bylaws of Acquisition (the "Bylaws") without change unless and until amended in accordance with applicable law.

         2.3 OFFICERS AND DIRECTORS. Upon the Effective Date, the officers of Bay Micro shall be the officers of the Surviving Corporation, and the members of the Board of Directors of Bay Micro shall be the current members of the Board of Directors of the Surviving Corporation and Jesse Cohen. Such persons shall hold office in accordance with the Bylaws until their respective successors shall have been appointed or elected.

         If upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Bylaws.

                                   ARTICLE III

              EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

         3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Bay Micro Common Stock or any shares of Acquisition Common Stock:

              (a) each share of Bay Micro Common Stock owned by Bay Micro, Acquisition or by iChargeit, Inc., a Texas corporation and sole stockholder of Acquisition ("Parent") or any subsidiary of any of Bay Micro, Parent or Acquisition immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

              (b) each share of common stock of Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation (the "Surviving Corporation Shares"); and

              (c) each share of Bay Micro Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.1(a), be converted into the right to receive 3,105.5901 shares of Parent's common stock, $.001 par value per share (the "Parent Common Stock"), without interest, together with cash in lieu of any fractional share of Parent Common Stock, which fractional interests of each holder of shares of Bay Micro Common Stock will be aggregated so that no holder of shares of Bay Micro Common Stock will receive cash in an amount equal to or greater than the value of one whole share of Parent Common Stock, which the parties hereto agree shall be $2.00 (the "Merger Consideration").

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                                   ARTICLE IV

                                     GENERAL

         4.1 FURTHER ASSURANCES. Each of Bay Micro and Acquisition agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of Bay Micro and Acquisition and otherwise to carry out the intent and purposes of this Agreement.

         4.2 AMENDMENT. The Boards of Directors of Bay Micro and Acquisition may amend this Agreement at any time prior to the Effective Date, provided further that any change to the principal terms of the Merger shall require shareholder approval.

         4.3 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of Bay Micro and Acquisition. In the event this Agreement is terminated, it shall become wholly void and of no effect and no liability on the part of either Constituent Corporation, its Board of Directors or shareholders shall arise by virtue of such termination.

         4.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance by the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

         4.5 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         4.6 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Presidents and Secretaries, all as of the day and year first above written.

                                    BMC ACQUISITION, INC.,
                                    a Delaware corporation


                                    By: /s/ Jesse Cohen
                                       ----------------------------------------
                                        Jesse Cohen, Chief Executive Officer and
                                        Secretary

                                    BAY MICRO COMPUTERS INC.,
                                    a California corporation dba PC Shopping
                                    Planet


                                    By: /s/ Saeid Akavan
                                       -----------------------------------------
                                        Saeid R. Akavan, President and Secretary









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